Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Hilary Bond	Brian Korb
Financial Specialist	The Trout Group
(302) 456-6789	(646) 378-2923
www.sdix.com	bkorb@troutgroup.com

Strategic Diagnostics Appoints Kevin J. Bratton as Chief Financial Officer

NEWARK, Del., May 26, 2009 – Strategic Diagnostics Inc. (Nasdaq – SDIX) – today announced that Kevin J. Bratton has joined the Company as its Vice President of Finance and Chief Financial Officer, effective June 1, 2009.  Mr. Bratton was most recently Senior Vice President Business Operations for EUSA Pharma (USA), Inc. in Langhorne, Pennsylvania.  Mr. Bratton had been Senior Vice President and Chief Financial Officer of Cytogen Corporation in Princeton, New Jersey prior to its acquisition by EUSA Pharma, Inc. in May 2008.

Mr. Bratton has over 35 years of experience in all phases of multi-national financial operations across the healthcare, biotechnology and technology industries, including developing strategic plans and annual budgets as well as financing negotiations and merger & acquisition transactions.  Most recently at EUSA Pharma (USA), Mr. Bratton’s responsibilities included business development and sales in Latin America and Canada.  At Cytogen, he led the financial review of strategic alternatives resulting in an acquisition by EUSA Pharma, Inc.  Prior to joining Cytogen, Mr. Bratton was Chief Financial Officer at Metrologic Instruments, Inc., a global technology company, where he directed the company's finance operations during a period of significant growth in sales, net income, cash flow from operations, and working capital. Previously, Mr. Bratton worked at The JPM Company, where he served as chief financial officer and as director of external reporting. Prior to joining JPM, Mr. Bratton worked for more than 20 years in the healthcare sector.  He was vice president of finance and treasurer for the biotechnology company IGI, Inc., and corporate controller for the specialty medical company Delmed, Inc.  Mr. Bratton began his career with the public accounting firm Touche Ross & Co. (now Deloitte & Touche LLP). He has a bachelor of science in business and accounting from Northeastern University.

 “We welcome Kevin to SDI’s executive team,” commented Fran DiNuzzo, the Company’s President and CEO. “Kevin comes to SDI with a wealth of knowledge and experience in lead financial roles, most recently in the life sciences arena.  His various CFO positions have allowed him to work on a variety of strategic plans and financing deals.  He will play a crucial role at SDI in helping us align our dynamic business focus with our financial strategy.  As we continue to leverage our core technology platforms and emerge in the life sciences marketplace, we will look to Kevin to effectively maximize our financial resources and create value moving forward.”

“I am thrilled to join the SDI team,” added Mr. Bratton.  “I look forward to guiding the Company financially as we refocus our strategic direction toward life sciences.  Having worked at high growth companies in the past, I plan to establish financial plans that will allow SDI to best navigate our business development path and sustain growth.”

As part of Mr. Bratton’s employment arrangements, he will receive a nonqualified option to purchase 75,000 shares of common stock at an exercise price of $1.50, as well as 25,000 shares of restricted stock, subject to the terms set forth in grant agreements to be dated as of June 1, 2009. Both the option and the restricted stock vest in four equal annual installments, beginning on the first anniversary of the date of grant.

About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. is a leading provider of antibody technology to the life science market place.  Additionally, the Company provides biotechnology-based detection solutions for a broad range of food, water, agricultural, and environmental applications. By applying its core competencies of antibody and assay development, the Company produces unique, sophisticated reagents, reagent systems, antibody design services and biodetection solutions to customer needs. Customers benefit from the enablement of their research into critical health care challenges of disease understanding, therapeutic development and diagnostic discovery.  Industrial customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in antibody design, immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in proteomics research and discovery.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.